Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form F-4 of our report dated March 22, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of GLAAM Co., Ltd. and its Subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ CKP, LLP

Los Angeles, California

May 4, 2023